Exhibit 99.1

Sarepta Therapeutics Announces Preliminary Financial Results for the Third Quarter Ended September 30, 2021

CAMBRIDGE, Mass., Oct. 12, 2021 (GLOBE NEWSWIRE) — Sarepta Therapeutics, Inc. (NASDAQ:SRPT), the leader in precision genetic medicine for rare diseases, today announced preliminary financial results for its third quarter ended September 30, 2021.

•	Sarepta expects its net product revenues for the quarter to be approximately $166.9 million, compared to net product revenues of $121.4 million for the same period of 2020.

•	The Company had approximately $1.6 billion in cash, cash equivalents and investments as of September 30, 2021, compared to $1.9 billion as of December 31, 2020.

These preliminary financial results are the responsibility of management and have been prepared on a consistent basis with prior periods. The Company has not completed its financial closing procedures for the quarter ended September 30, 2021 and its actual results could be materially different from these preliminary financial results. In addition, the Company’s independent registered public accounting firm has not reviewed, compiled, or performed any procedures with respect to these preliminary financial results.

About Sarepta Therapeutics

Sarepta is on an urgent mission: engineer precision genetic medicine for rare diseases that devastate lives and cut futures short. We hold leadership positions in Duchenne muscular dystrophy (DMD) and limb-girdle muscular dystrophies (LGMDs), and we currently have more than 40 programs in various stages of development. Our vast pipeline is driven by our multi-platform Precision Genetic Medicine Engine in gene therapy, RNA and gene editing.

Forward-Looking Statements

In order to provide Sarepta’s investors with an understanding of its current results and future prospects, this press release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “may,” “intends,” “prepares,” “looks,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include statements relating to our expected financial results.

These forward-looking statements involve risks and uncertainties, many of which are beyond Sarepta’s control. Actual results could materially differ from those stated or implied by these forward-looking statements as a result of such risks and uncertainties. Known risk factors include the following: we have incurred operating losses since our inception and we may not achieve or sustain profitability; the estimates and judgments we make, or the assumptions on which we rely, in preparing our consolidated financial statements could prove inaccurate; Our revenues and operating results could fluctuate significantly, which may adversely affect our stock price; and those risks identified under the heading “Risk Factors” in our most recent Annual Report on Form 10-K for the year ended December 31, 2020 and most recent Quarterly Report on Form 10-Q filed with the SEC as well as other SEC filings made by the Company which you are encouraged to review.

Source: Sarepta Therapeutics, Inc.

Investor Contact:

Ian Estepan, 617-274-4052

iestepan@sarepta.com

Media Contact:

Tracy Sorrentino, 617-301-8566

tsorrentino@sarepta.com